Exhibit 99.2

ChannelAdvisor Announces CFO Transition
Mark Cook to be Appointed Chief Financial Officer, Leveraging 10 Years with Red Hat and Over 30 Total Years of Financial Experience
Research Triangle Park, NC - August 4, 2015 - ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable retailers and manufacturers to increase global sales, today announced that it has appointed Mark Cook, Vice President of Finance and Controller at Red Hat, Inc. as Chief Financial Officer, effective September 1, 2015. Mr Cook succeeds John Baule, who has resigned as CFO effective August 31, 2015. Mr. Baule has agreed to serve in an advisory capacity through September 30, 2015 to help ensure a smooth transition.
Mr. Cook has served as Vice President, Finance and Controller at Red Hat, a leading global provider of open source software solutions, since 2007 and previously served as Red Hat’s Treasurer. Prior to joining Red Hat, Mr. Cook served in financial leadership positions at a number of manufacturing and textile companies, including Cluett American Corp., Guilford Mills, Inc., Worthington Industries, Inc., Blount, Inc. and RJR Nabisco, Inc.
“We are excited to have someone of Mark’s experience and caliber joining our senior leadership team. With over 30 years of financial experience, including over a decade of increasing responsibilities at Red Hat during a period of significant growth, we believe Mark will contribute significantly to supporting our organization as we scale to the next level,” said David Spitz, Chief Executive Officer of ChannelAdvisor. “John has been instrumental in helping to launch ChannelAdvisor as a public company and in building a strong and durable finance function capable of meeting the many demands of being public and we thank him for his efforts.”
“It has been rewarding to have helped launch ChannelAdvisor as a public company and lay the foundation for future growth,” said Mr. Baule. “I would especially like to acknowledge one of the best finance teams with which I have had the pleasure of working. I am confident this team is well-positioned to support ChannelAdvisor as it moves to capitalize on the significant market opportunity in front of it.”

About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading provider of cloud-based e-commerce solutions that enable online retailers and manufacturers to integrate, manage and optimize their merchandise sales across hundreds of online channels including Amazon, Google, eBay, Facebook and more. Through automation, analytics and optimization, ChannelAdvisor customers can leverage a single inventory feed to more efficiently list and advertise products online, and connect with shoppers to increase sales. Billions of dollars in merchandise value are driven through ChannelAdvisor’s platform every year, and thousands of customers use ChannelAdvisor’s solutions to help grow their businesses.
For more information, visit www.channeladvisor.com.

Investor Contact:
Garo Toomajanian
ICR, LLC
ir@channeladvisor.com
919-228-2003

Media Contact:
Sarah O’Dea
sarah.odea@channeladvisor.com
ChannelAdvisor Corporation
919-228-4784